Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Wag! Group Co. of our report dated March 10, 2022, relating to the consolidated financial statements of Wag Labs, Inc., which appear in Wag! Group Co.’s Registration Statement on Form S-1 (No. 333-267405).

/s/ BDO USA, LLP

Chicago, IL
November 30, 2022